DESCRIPTION OF CAPITAL STOCK OF ATKORE INTERNATIONAL GROUP INC.
The following descriptions of our capital stock, Third Amended and Restated Certificate of Incorporation (“certificate of incorporation”) and Third Amended and Restated By-laws (“by-laws”) are intended as summaries only and are qualified in their entirety by reference to our certificate of incorporation and by-laws.
Authorized Capital Stock
Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $1.00 per share.
Common Stock
Holders of common stock are entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

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to receive, on a pro rata basis, dividends and distributions, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

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upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our certificate of incorporation, or under our by-laws, a different vote is required, in which case such provision will control. If the number of nominees for director exceeds the number of directors to be elected at any meeting of stockholders, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at such meeting and entitled to vote on such election of directors.
Our ability to pay dividends on our common stock is subject to our subsidiaries’ ability to pay dividends to us, which is in turn subject to the restrictions set forth in the agreements that govern our indebtedness.
The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us, any restriction on alienability or any provision discriminating against any existing or prospective holder of common stock as a result of such holder owning a substantial amount of common stock. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future.

As of January 29, 2020, we had 47,484,231 shares of common stock outstanding and there was one stockholder of record of our common stock.
Preferred Stock
Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. No shares of our authorized preferred stock are currently outstanding. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.
Anti-Takeover Effects of Our Certificate of Incorporation and By-laws
The provisions of our certificate of incorporation and by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

Authorized but Unissued Shares of Common Stock. Under the Delaware General Corporate Law (the “DGCL”), our board of directors has the authority to issue the remaining shares of our authorized and unissued common stock without additional stockholder approval, subject to compliance with applicable New York Stock Exchange (“NYSE”) requirements. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock. Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.
Classified Board of Directors. In accordance with the terms of our certificate of incorporation, until the annual meeting of stockholders to be held in 2022, our board of directors will continue to be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms, except that those directors elected at the annual meetings to be held in each of 2020 and 2021 shall be elected for a one-year term. All directors shall be up for election at the annual meeting of stockholders to be held in 2022 for a one-year term and from that point forward all directors shall have one-year terms, subject to any rights granted to holders of shares of any class or series of preferred stock then outstanding. Under our certificate of incorporation, our board of directors consists of such number of directors as may be determined from time to time by resolution of the board of directors, but in no event may the number of directors be less than one. Prior to the annual meeting of stockholders to be held in 2022, any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our certificate of incorporation also provides that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.
Removal of Directors. Our certificate of incorporation provides that directors whose terms expire at or before the annual meeting of stockholders to be held in 2022 may be removed only for cause and only upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors. Directors who are elected at the annual meeting of stockholders to be held in 2022 or thereafter, may be removed at any time, either with or without cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of common stock then entitled to vote in an election of directors.
Special Meetings of Stockholders Our certificate of incorporation provides that a special meeting of stockholders may be called only by the chairman of our board of directors or by a resolution adopted by a majority of our board of directors. Stockholders do not have the power to call a special meeting of stockholders or to request the secretary of the corporation to call a special meeting of stockholders.
No Stockholder Action by Written Consent. Our certificate of incorporation provides that any action taken by the stockholders must be effected at a duly called annual or special meeting, and may not be effected by written consent of stockholders.
Stockholder Advance Notice Procedure. Our by-laws provide for an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our by-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made.
Section 203 of the Delaware General Corporation Law. We are subject Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.